Exhibit 10.10

VIRGINIA COMMERCE BANCORP, INC.

FORM OF

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”), which includes the attached Terms and Conditions, confirms the grant of a Stock Option (the “Option”) by VIRGINIA COMMERCE BANCORP, INC. (the “Company”), to <<name>> (“Optionee”), under the Virginia Commerce Bancorp, Inc. 2010 Equity Plan (the “Plan”) as follows:

Date of Grant:	<<grant date>> (“Award Date”)

Number and class of shares subject to Option:	<<number of shares>> shares of Common Stock (“Option Shares”)

Exercise Price:	$<<price>> per Option Share

Type of Option:	Incentive Stock Option

Vesting Schedule:	<<insert vesting schedule>>; provided, that 100% of the Option Shares will become immediately vested and exercisable upon a Change in Control or upon the termination of Optionee’s service with the Company or any Subsidiary due to Optionee’s death or disability.

Expiration Date:	<<expiration date>> (“Expiration Date”), subject to earlier termination as provided in Paragraph 4 of the Terms and Conditions.

The Option is subject to the terms and conditions of the Plan and this Agreement, which includes the attached Terms and Conditions. By signing below, the Company and Optionee agree to all of the terms and conditions of the Option.

VIRGINIA COMMERCE BANCORP, INC.	OPTIONEE

W. Douglas Fisher	<< name>>
Chairman of the Board

Date:	Date:

TERMS AND CONDITIONS

(for Employee – Incentive Stock Option)

The following terms and conditions apply to the Option granted to Optionee by the Company as specified on the preceding page (the “Summary Page”), which is an integral part of this Agreement.

1. Award of Option. In consideration of the services rendered to the Company or a Subsidiary by Optionee as an Employee, the Committee has granted to Optionee the Option, effective on the Award Date.

2. Right to Exercise. Optionee may exercise the Option to the extent the Option has become vested and exercisable, subject to the Expiration Date of the Option and the earlier termination as provided in Paragraph 4 below.

3. Method of Exercise. To exercise the Option, Optionee must deliver to the Controller of the Company, or any other officer or agent as the Committee may designate:

(a) a written notice signed by Optionee referencing this Agreement and stating the number of Option Shares as to which the Option is being exercised, and

(b) payment in full of the aggregate Exercise Price for the number of Option Shares being purchased either (i) in cash (including by check), in United States dollars, (ii) by delivery of already-owned shares of Common Stock having a Fair Market Value, determined as of the date the Option is exercised, equal to the amount of the aggregate Exercise Price being paid in this manner, or (iii) in a combination thereof. Payment of the aggregate Exercise Price may also be made through a broker-assisted cashless exercise procedure as approved by the Committee from time to time.

4. Early Termination of Option.

(a) Death or Disability. In the event of Optionee’s termination of service with the Company or any Subsidiary due to Optionee’s death or disability (as defined in Code Section 22(e)(3)), any unvested portion of the Option, to the extent then outstanding, will become immediately vested and exercisable, and the Option will remain exercisable until the earlier of twelve months after such termination or the Expiration Date, at which time the Option will terminate.

(b) Other Termination of Service. In the event Optionee’s employment with the Company or a Subsidiary is terminated for Cause, any vested or unvested portion of the Option, to the extent then outstanding, will immediately terminate. In the event Optionee’s employment with the Company or a Subsidiary terminates for any reason other than death, disability or Cause, any unvested portion of the Option, to the extent then outstanding, will immediately terminate, but any vested portion of the Option to the extent then outstanding, will remain exercisable until the earlier of three months after such termination or the Expiration Date, at which time the vested portion of the Option will terminate.

5. Nontransferability. This Option may not be transferred by Optionee except by will or the laws of descent and distribution. During Optionee’s lifetime, only Optionee may exercise the Option.

6. Tax Withholding. To the extent withholding is required by law, Optionee will be required to pay the Company or a Subsidiary, as appropriate, the amount of any federal, state or local taxes that the Company, or such Subsidiary, is required to withhold in connection with the exercise of this Option. In lieu thereof, the Company or any Subsidiary will have the right to deduct from all cash payments made in connection with the exercise of this Option any such taxes required to be withheld with respect to such exercise. In addition, the Company may permit Optionee to satisfy, in whole or in part, such obligation to remit taxes, by directing the Company to withhold a number of Option Shares that would otherwise be received by Optionee upon exercise of the Option or by delivering to the Company shares of Common Stock owned by Optionee prior to exercising the Option, in an amount equal to the amount of such taxes, in each case valued at the Fair Market Value on the date of the exercise.

7. Additional Rule Regarding Exercisability of Option. This Option is intended to be treated as an Incentive Stock Option within the meaning of Code Section 422. To the extent the aggregate Fair Market Value (determined as of the Award Date) of the Common Stock for which this Option (and all other options of Optionee that are intended to be incentive stock options whether granted under the Plan or any other plan of the Company or any Subsidiary) becomes exercisable for the first time in any calendar year (including accelerated vesting upon a Change in Control) exceeds One Hundred Thousand Dollars ($100,000), the Option may be exercised for the excess number of Option Shares as a Nonqualified Stock Option. The Company, however, shall not be liable to Optionee if the Internal Revenue Service or any court or other authority having jurisdiction over such matters determines for any reason whatsoever that this Option or any portion thereof does not qualify as an incentive stock option.

8. Notification Upon Sale. Optionee shall give written notice to the Company’s Controller of any sale or other disposition of any Option Shares acquired under this Option, if Optionee sells or otherwise disposes of any Option Shares acquired under this Option before the expiration of the later of the two-year period beginning on the Award Date or the one-year period beginning on the date that Optionee exercised this Option with respect to such Option Shares.

9. Rights as a Stockholder. Optionee, or any transferee of this Option after Optionee’s death, shall have no rights as a stockholder with respect to any Option Shares subject to this Option (including voting rights and dividends) prior to the date of the exercise of this Option for such Option Shares.

10. Plan. The Option is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture and other provisions). The number and kind of shares of Common Stock purchasable and the Exercise Price are subject to adjustment in accordance with Section 15(b) of the Plan.

11. Construction and Capitalized Terms. This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.